Exhibit 8.1

June 21, 2019

Magnolia Oil & Gas Corporation

Nine Greenway Plaza, Suite 1300

Houston, Texas 77046

Re:	Magnolia Oil & Gas Corporation Tax Opinion

Ladies and Gentlemen:

We have acted as counsel to Magnolia Oil & Gas Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-4 (File No. 333-232003) initially filed by the Company on June 7, 2019, including the prospectus forming a part thereof (as amended through the date hereof, the “Registration Statement”). We refer to the Company’s (i) proposed offer to holders of its warrants to acquire shares of Class A common stock of the Company, par value $0.0001 per share (such stock, “Class A Common Stock” and such warrants, the “Warrants”), to exchange Warrants for 0.29 shares of Class A Common Stock for each Warrant (together with any amendments, supplements or extensions thereof, the “Offer”) and (ii) solicitations of consents from the holders of Warrants to amend the Warrant Agreement, dated as of May 4, 2017, by and between the Company and Continental Stock Transfer & Trust Company that governs all of the Warrants to permit the Company to require that each outstanding Warrant be converted into 0.261 shares of Class A Common Stock.

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the Registration Statement (including all exhibits and schedules thereto) and such other instruments and documents related to the formation, organization and operation of the Company or to the consummation of the Offer and the transactions contemplated thereby as we have deemed necessary or appropriate. In providing this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof) that:

1.

All of the information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all of the material facts relevant to our opinion.

2.

Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof.

3.

All representations, warranties, and statements made or agreed to by the Company and by its management, employees, officers, directors, and stockholders in connection with the Offer, including, but not limited to, those set forth in the Registration Statement are, or will be, true, complete, and accurate at all relevant times.

4.	The Offer will be consummated as described in the Registration Statement.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Magnolia Oil & Gas Corporation June 21, 2019 Page 2

We hereby confirm that, subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, the legal conclusions set forth in the discussions in the Registration Statement under the headings “The Offer and Consent Solicitation — Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders” and “The Offer and Consent Solicitation — Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders” are our opinion.

This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (and the legislative history thereto), Treasury Regulations promulgated thereunder (including proposed Regulations and temporary Regulations), published pronouncements of the Internal Revenue Service (both private and public), case law, and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which this opinion is based are subject to change or differing interpretations, possibly with retroactive effect. This opinion is based on facts and circumstances existing on the date hereof. Any change in applicable laws or facts and circumstances surrounding the Offer, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change that may occur or come to our attention. No opinion should be inferred as to any other tax consequences of the Offer, including the tax consequences of the Offer under U.S. state or local or non-U.S. law, or with respect to other areas of U.S. federal taxation.

This opinion is rendered only to the Company and is solely for the Company’s use in connection with the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP